Filed pursuant to Rule 433

Registration No. 333-259205

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES I

$400,000,000

SENIOR FLOATING RATE NOTES, DUE JANUARY 21, 2025

FINAL TERM SHEET

DATED JANUARY 12, 2022

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due January 21, 2025 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA- (Moody’s / S&P / Fitch)

Principal Amount:	$400,000,000

Issue Price:	100.000%

Trade Date:	January 12, 2022

Settlement Date (T+6)[2]:	January 21, 2022

Maturity Date:	January 21, 2025

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	Base Rate plus 44 bps payable and reset quarterly

Base Rate:	USD Compounded SOFR Index Rate

Fees:	0.150%

Interest Payment Dates:	Quarterly on the 21st of each January, April, July, and October, beginning April 21, 2022

Payment Convention:	Modified following business day convention, adjusted

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Period:

Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, January 21, 2022) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

Business Days:	Any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

U.S. Government Securities Business Day:

Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78016EYR2 / US78016EYR25

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC MUFG Securities Americas Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nomura International plc

Rabo Securities USA, Inc.

Regions Securities LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Westpac Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Great Pacific Securities

R. Seelaus & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Wells Fargo Securities, LLC toll free at 1-800-6453751, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Santander Investment Securities Inc. toll free at 1-855-403-3636, or SG Americas Securities, LLC toll free at 1855-881-2108.